Exhibit 10.43

To

Nuburu Inc.

44 Cook Street, Suite 100

Denver, CO 80206

United States

For the kind attention of Dr Alessandro Zamboni

By email: alessandro.zamboni@nuburu.net

and

Nuburu Defense LLC

44 Cook Street, Suite 100

Denver, CO 80206

United States

For the kind attention of Dr Alessandro Zamboni

By email: alessandro.zamboni@nuburu.net

and cc

Tekne S.p.A.

C.da San Matteo no. 42

66030, Poggiofiorito (CH), Italy

Via certified email: teknespa@pec.it

19 March 2026

Subject: Provision of additional financial resources in favour of Tekne S.p.A. (the “Company”), agreements for the acquisition of up to a 70% stake in Tekne’s share capital by Nuburu and certified restructuring plan

Dear Sirs,

We refer to (i) the share transfer and shareholder loan agreement signed on 8 January 2026 (the “Share Transfer and Shareholder Loan Agreement”) between Tekne, the undersigned Ambrogio

D’Arrezzo, Carlo Ulacco and Andrea Lodi, in their capacity as shareholders of the Company (the “Shareholders”), on the one hand, and Nuburu Inc. (“Nuburu”) on the other hand (which, together with Tekne, the Shareholders and Nuburu Defense LLC, are defined as the “Parties”); and (ii) the certified restructuring plan pursuant to Article 56 of the Italian Crisis Code currently under assessment by the Company (the “Restructuring Plan”).

Unless otherwise specified, the terms set out below with an initial capital letter have the same meaning as the one attributed to them in the Share Transfer and Shareholder Loan Agreement.

Pursuant to the Share Transfer and Shareholder Loan Agreement, Nuburu has made the Shareholder Loan available to the Company (for an amount of €13,000,000) and Nuburu Defense LLC has become the holder of a stake in Tekne equal to 2.90% of the Company’s share capital (corresponding to 32,231 shares in the Company), against the issue of a note convertible into 1,394,790 Nuburu shares, taking into account the reverse split completed on 2 March 2026.

In this context, as already anticipated in the negotiation between the Parties, the Shareholders consider necessary to provide the Company with additional financial resources in order to support both the Company’s production and the agreements with banks and suppliers under the Restructuring Plan (the “Additional Resources”) and, in particular:

(i)
an amount of €3,692,000 to be paid by 20 March 2026; and
(ii)
a further sum of €13,000,000, to be paid upon obtaining of the GP Authorisation (as defined below), subject to the availability (subject to agreement on the terms, timing and use of proceeds) of Nuburu – pending the GP Authorisation – to consider other forms of financial support (through an increase of the Shareholder Loan and/or the transaction to monetise the Company’s inventory / destocking and/or other technical arrangements to be agreed) that may be requested by Tekne.

In light of the above, and in view of Nuburu Defense LLC acquiring a total 70% stake in the Company and further developing the industrial collaboration between the Parties, we hereby confirm our intention to carry out a broader corporate and industrial transaction and, to this end, to proceed with the filing of an application to the Presidenza del Consiglio dei Ministri in accordance with the Golden Power regulations (“GP Authorisation”).

In particular, we confirm our willingness, in addition to the provisions of the Share Transfer and Shareholder Loan Agreement, to carry out a transaction – in accordance with applicable legislation – in the context of which the following will be implemented:

(i)
provision by Nuburu (on behalf of Nuburu Defense LLC) of the Additional Resources, to be made available to the Company as follows:
a.
upon acceptance of this letter, €3,692,000, in the form of an increase in the Shareholder Loan (and therefore on the same economic and conversion terms as provided for in the Share Transfer and Shareholder Loan Agreement, taking into account the valuation of the Company set for therein equal to €52,000,000 – “Tekne Valuation”); and

b.
once the GP Authorisation has been obtained, a further amount equal to €13,000,000 by way of a capital increase (including any share premium) reserved for subscription, or in any event offered for subscription, to Nuburu Defense LLC and to be paid in cash as further specified in point (ii) below (“Capital Increase”);
(ii)
further agreements between the Shareholders and Nuburu aimed at obtaining, subject to the Tekne Valuation and the introduction of anti-dilution mechanisms to protect each shareholder, a total stake – held by Nuburu Defense LLC – of 70% in the Company (whilst the remaining 30% stake will remain in the ownership of the Shareholders).

In particular (in addition to the 2.9% already held by Nuburu Defense LLC), and subject to obtaining GP Authorisation, Nuburu Defense LLC:

a.
will subscribe for the Capital Increase for a total of €29,692,000, thereby acquiring a stake representing 57.1% of the Company’s share capital (fully diluted and, for the sake of clarity, excluding the 2.9% of the corporate capital already held by Nuburu Defense), to be paid up by means of:
(1)
conversion (where not repaid) of the entire amount of the Shareholder Loan totalling €16,692,000 (equal to the sum of (x) €13,000,000 already paid to the Company pursuant to the Share Transfer and Shareholder Loan Agreement and (y) the further amount of €3,692,000 referred to in point (i)(a) above) for a stake of 32.1% in the Company; and
(2)
a cash payment of €13,000,000 referred to in point (i)(b) above for a stake representing 25% of the Company; and
b.
subject to the full subscription and payment of the Capital Increase, it will acquire from the Shareholders (on a pro-rata basis) a further 10% stake in the Company, valued by mutual agreement at a fixed amount of €6 million to be paid in cash, thereby holding a 70% stake in Tekne’s share capital (fully diluted);
(iii)
as part of the Restructuring Plan, the possible purchase or financial lease of the industrial complex situated in the Municipality of Ortona (CH) in Contrada Villa Caldari (“MaxiLog”) on terms to be agreed in good faith between the Parties, as well as the development (within the framework of the existing network agreement (contratto di rete) between the Company and Nuburu Defense LLC) of further business lines, including the manufacture of mobile units for the dual-use production of drones and related components;
(iv)
the spin-off from the Company, in accordance with technical arrangements to be discussed and defined by the Parties in good faith, of the latter’s shareholding in the company Turismo Italia S.r.l. (VAT No. 02679790697) and of the following vehicles (i.e. Mercedes CB648YJ, Ferrari GC621RN, Land Rover Defender ZA860XB and Porsche FN067ST), subject to the Tekne Valuation;
(v)
the Restructuring Plan, in accordance with procedures (including the appointment of the certifier (attestatore)) and documentation to be defined in good faith between the Parties, which incorporates, insofar as relevant to the Company’s restructuring project, the intervention of Nuburu/Nuburu Defense LLC as set out in this letter.

(the activities described in points (i) to (v), collectively the “Transaction”).

Subject to the foregoing and the obtaining of the necessary authorisations for the completion of the Transaction (including the GP Authorisation), the terms and conditions of the Transaction shall be set out in specific contractual documentation to be negotiated in good faith between the Shareholders, Tekne, Nuburu and Nuburu Defense LLC with the required diligence and celerity, also taking into account the Company’s need to raise the Additional Resources, and we hereby undertake, in our capacity as Shareholders and also on behalf of the Company, not to take any action that might prejudice or make more burdensome the completion of the Transaction.

Should you be willing to negotiate the terms and conditions of the Transaction in good faith, please return a duly signed copy of this letter to us as in sign of acceptance of the provisions herein.

The Parties hereby undertake, each within its respective sphere of competence, to keep confidential both the existence and the contents of this letter, as well as any information exchanged between them in relation to the matters set out in this letter and arising therefrom, and not to disclose such information to third parties (except to their own legal, financial and tax advisers), unless otherwise required by law or stock exchange regulations, without the prior written consent of the other Parties. Notwithstanding the foregoing, and also for the purpose of obtaining the necessary legal authorisations, the Parties acknowledge that each of them, within the scope of their respective competences, shall be entitled to deliver the letter — as well as to refer to it or transmit extracts thereof — to the competent national and foreign authorities, to the extent that such delivery is necessary or reasonably deemed appropriate for the purposes of obtaining the authorisations, approvals, clearances or communications required for the completion of the Transaction, subject to prior notification to the other Party.

This letter is governed by Italian law. Any dispute relating thereto shall be subject to the exclusive jurisdiction of the Court of Milan.

/s/ Ambrogio D'Arrezzo Ambrogio D'Arrezzo	/s/ Carlo Ulacco Carlo Ulacco	/s/ Andrea Lodi Andrea Lodi

***

On behalf of:

Nuburu Inc. /s/ Alessandro Zamboni Alessandro Zamboni	Nuburu Defense LLC. /s/ Alessandro Zamboni Alessandro Zamboni